                                                                             Exhibit 11


                     UNION CARBIDE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                  (In millions of dollars except per share amounts)

                                                          Quarter Ended June 30,       Six Months Ended June 30,
                                                              1994         1993             1994         1993
Earnings Per Share - Primary
  Income                                                    $   73       $   41           $  136       $   83
  Less:  Preferred stock dividend                                4            4                7            6
  Net income available to common stockholders
    for primary income calculation                              69           37              129           77
  Cumulative effect of accounting change                         -            -                -          (97)
  Net income (loss) - common stockholders                   $   69       $   37              129       $  (20)

  Weighted average number of common
    and common equivalent shares applicable
    to primary earnings per share calculation
      Weighted average number of shares outstanding      151,151,303  151,330,903      151,106,994  144,186,411
      Dilutive effect of stock options                     4,062,767    3,620,713        4,014,959    3,566,474
                                                         155,214,070  154,951,616      155,121,953  147,752,885

  Earnings per share - primary
    Income                                                  $ 0.44       $ 0.24           $ 0.83       $ 0.52
    Cumulative effect of accounting change                       -            -                -        (0.66)
    Net income (loss) - common stockholders                 $ 0.44       $ 0.24           $ 0.83       $(0.14)

Earnings Per Share Assuming Full Dilution
  Income                                                    $   73       $   41           $  136       $   83
  Plus:  Interest on convertible debentures -
           (net of taxes)                                        -            -                -            4
  Less:  Additional ESOP contribution resulting from
           assumed conversion of preferred stock                 -            -                -            -
  Income for fully diluted income calculation                   73           41              136           87
  Cumulative effect of accounting change                         -            -                -          (97)
  Net income (loss) for fully diluted income calculation    $   73       $   41              136          (10)

  Weighted average number of common
    and common equivalent shares applicable to
    fully diluted earnings per share calculation
      Weighted average number of shares outstanding      151,151,303  151,330,903      151,106,994  144,186,411
      Dilutive effect of stock options                     4,077,109    3,669,874        4,229,726    3,887,989
      Shares issuable upon conversion of UCC
        convertible debentures                                     -            -                -    9,040,165
      Shares issuable upon conversion of UCC
        convertible preferred stock                       16,563,259   16,828,734       16,606,148   16,843,164
                                                         171,791,671  171,829,511      171,942,868  173,957,729

  Per share assuming full dilution
    Income                                                  $ 0.42       $ 0.24           $ 0.79       $ 0.50
    Cumulative effect of accounting change                       -            -                -        (0.56)
    Net income (loss)                                       $ 0.42       $ 0.24           $ 0.79       $(0.06)*


* Fully diluted per share amounts are not presented in the Condensed Consolidated Statement of Income where amounts are antidilutive.
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